Exhibit 10.2

Synlogic, Inc

301 Binney Street

Suite 401

Cambridge, MA 02142

May 9, 2018

Jose-Carlos Gutiérrez-Ramos

Zero Masconomo Street

Manchester, MA 01944

Dear Dr. Gutiérrez-Ramos:

This confirms that you have resigned from your position as President and Chief Executive Officer of Synlogic, Inc. (“Synlogic” or the “Company”) as well as from related positions including as a member of the Company’s Board of Directors (the “Board”) and any office or board membership you hold with any of the Company’s subsidiaries.  Your resignation shall become effective on May 10, 2018 (the “Resignation Date”).  On behalf of the Board, please accept our sincere appreciation for your contributions.  We also appreciate your willingness to assist with the transition as may be requested by the Company’s Interim CEO.

We would like to make this transition as smooth as possible for you and the Company.  Consistent with that, the Company will treat the ending of your employment consistent with a termination without Cause for purposes of that certain employment agreement dated March 20, 2015, as amended by the First Amendment to Offer Letter dated May 8, 2017 (the “Employment Agreement”) between you and the Company. You understand and agree that wherever the term “Company” is used in this Agreement it shall refer to Company, its divisions, affiliates, subsidiaries and related entities, and its and their respective officers, directors, employees, agents, representatives, successors and assigns.

Severance Pay and Benefits. As more fully set forth below, Company desires to provide you with the following severance pay and benefits in exchange for certain agreements by you:

a)

Pay you salary continuing payments at your then Base Salary rate of ($486,000 per year) for a period thirteen (13) months (the “Severance Period”) following the termination of your employment, in accordance with the Company’s regularly established payroll procedure (the “Severance Payments”).

b)

Provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (i) the last day of the Severance Period, or (ii) the date on which you become eligible for healthcare insurance with a subsequent employer, unless the Company's provision of such COBRA payments will violate the nondiscrimination  requirements of applicable law, in which case this benefit will not apply.

c)

Within sixty (60) days following the Resignation Date, the Company will pay you a lump-sum payment of ($83,592) which is equal to the prorated portion of the Target Bonus for the 2018 fiscal year (with such prorated portion determined by the number of days you were employed during such fiscal year).

d)

Any of your equity awards that would have vested on or before June 9, 2018 shall accelerate and become vested as of the Resignation Date and, except as provided in subpart (e) of this section, all outstanding equity awards will cease vesting on the Resignation Date.

e)

In consideration of you continuing to advise the Interim CEO and the Company on an as needed basis, if you enter into and comply with this Agreement you will continue to vest in the Granted Shares subject to the Restricted Stock Agreement between you and the Company dated May 14, 2015 (the “RSA”), from the Resignation Date through November 15, 2018, (the “Consultancy Period”), unless the Company terminates the Consultancy Period on an earlier date due to your breach of this Agreement or for Cause as defined in the Company’s 2017 Stock Incentive Plan (the “Plan”).  All remaining unvested Granted Shares (as defined in the RSA) will be forfeited on the last day of the Consultancy Period in accordance with the terms of the Plan and the RSA.  Notwithstanding anything to the contrary (whether herein, in the Plan or any predecessor plan, any award agreement or otherwise), you acknowledge and agree that, except as set forth in subparts (d) and (e) of this section, you shall not vest in any other outstanding equity award(s) after the Resignation Date.

To the extent applicable, the Severance Payments, "COBRA" payments and lump-sum payment will commence (or, in the case of the lump-sum payment, be paid) within sixty (60) days after your termination, and once they commence, will include any unpaid amounts accrued from the date of your termination.

Confidentiality/Non-Disparagement.  You hereby expressly agree to and acknowledge the following:

(i)that you have returned to Company all Company documents (and any copies thereof) and property, that you shall abide by the Invention and Non-Disclosure Agreement and the Non-Compete and Non-Solicitation Agreement that you have previously executed (the “Employment Agreements,” the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and that you otherwise shall abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s trade secrets and/or confidential and proprietary documents and information;

(ii)that except to the extent required by law, all information relating in any way to the subject matters of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law);

(iii)that except to the extent required by law, you will not make any statements that are professionally or personally disparaging about or adverse to the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial  condition, capability  or any other aspect of the business of Company, and that you will not engage in any conduct that is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees); and

(iv) that the breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any monies already paid to you pursuant to Section on Severance Pay and Benefits in this Agreement.

Release of Claims.  You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Pay and Benefits set forth above to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Company (as it is defined above) of any kind whatsoever from the beginning of time through the date you execute this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation,   equitable   relief   (whether   declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the date you sign this Agreement.

Without limiting the foregoing general waiver and release of claims, you  specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i)Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Massachusetts or other state statute.

(ii)Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the execution date of this Agreement) relating to wages, hours or any  other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Massachusetts Wage Act and any similar Massachusetts or other state statute.

(iii)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)Any other Claim arising under state or federal law.

Notwithstanding the foregoing, this Section shall not release the Company from any obligation expressly set forth in this Agreement.  In addition, the Company hereby acknowledges that you are not releasing: (i) claims that you may not release as a matter of law; (ii) expenses to be reimbursed by the Company’s applicable reimbursement policy or program; (iii) any rights that you may have under a Director & Officer insurance policy; (iv) indemnification rights that you may be entitled to receive under the Company’s or any affiliate’s organizational and/or governance documents; or (v) any remaining rights you have with respect to Granted Shares that are vested or will become vested pursuant to the terms of this Agreement.   You acknowledge and agree that, but for providing this waiver and release of claims, you would not be receiving the Severance Pay and Benefits being provided to you under the terms of this Agreement.

You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the releases set forth in this section are intended to release any right that you may have to file a claim against Demos alleging discrimination on the basis of age.

Consistent with the provisions of OWBPA, the Company is providing you with twenty-one (21) days (until May 28, 2018) in which to consider and accept the terms of this Agreement by signing below and returning it to Maiken Keson-Brookes at Synlogic, 200 Sidney Street, Suite 320, Cambridge, MA 02139. Of course, you may choose to sign and return this Agreement sooner than May 28, 2018 if you wish. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Ms. Keson-Brookes. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Ms. Keson Brookes at the Company’s address listed above.

Also, consistent with the provisions of the ADEA and other Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment

Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

You are advised to consult with counsel before entering into this Agreement.

Sincerely,

SYNLOGIC, INC

/s/ Peter barrett	May 10, 2018
Peter Barrett	Date
Chairman, Board of Directors

ACCEPTED AND AGREED BY:

/s/ Jose Carlos Gutiérrez-Ramos	May 10, 2018
Jose Carlos Gutiérrez-Ramos	Date